PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of October 6, 2017, by and among Majulah Investment, Inc., a Delaware corporation, (“Managing Agent”), and JLA Holdings PTE LTD, a People’s Republic of China corporation, (the “Company”), ( “Owner”).

W I T N E S S E T H:

WHEREAS, Owner desires to engage Managing Agent to manage property located at Block 13A Yongtaiyuan, Haidian District, Beijing, PRC with a GFA of 4,974.25 square meters ( the “Property”), (the “Managed Premises”); and

WHEREAS, Owner and Managing Agent wish to enter into this Agreement with respect to services performed and fees due with respect to such services upon Managing Agent becoming a Securities and Exchange Act reporting company.

NOW, THEREFORE, in consideration of the premises and the agreements herein contained, Owner and Managing Agent hereby agree as follows:

1.                                      Engagement.  Subject to the terms and conditions hereinafter set forth, Owner hereby wishes to engage Managing Agent to provide the property management and administrative services with respect to the Managed Premises contemplated by this Agreement.  Managing Agent hereby accepts such engagement as managing agent and agrees to devote such time, attention and effort as may be appropriate to operate and manage the Managed Premises in a diligent, orderly and efficient manner.  Managing Agent may subcontract out some or all of its obligations hereunder to third parties; provided, however, that, in any such event, Managing Agent shall be and remain primarily liable to Owner for performance hereunder.

Notwithstanding anything to the contrary set forth in this Agreement, the services to be provided by Managing Agent hereunder shall exclude all services (including, without limitation, any garage management or cafeteria management services).

2.             General Parameters.  Any or all services may be performed or goods purchased by Managing Agent under arrangements jointly with or for other properties owned or managed by Managing Agent and the costs shall be reasonably apportioned.  Managing Agent may employ personnel who are assigned to work exclusively at the Managed Premises or partly at the Managed Premises and other buildings owned and/or managed by Managing Agent.  Wages, benefits and other related costs of centralized accounting personnel and employees employed by Managing Agent and assigned to work exclusively or partly at the Managed Premises shall be fairly apportioned and reimbursed, pro rata, by Owner in addition to the Fee and Construction Supervision Fee (each as defined in Section 6).

3.                                      Duties.  Without limitation, Managing Agent agrees to perform the following specific duties:

(a)                                 To seek tenants for the Managed Premises in accordance with market rents and to negotiate leases, including renewals thereof, and to lease space to tenants, at rentals, and for periods of occupancy all on market terms.  To employ appropriate means in order that the availability of rental space is made known to potential tenants, including, but not limited to, the employment of brokers.  The brokerage and legal expenses of negotiating such leases and leasing such space shall be paid by the applicable Owner.

(b)                                 To collect all rents and other income from the Managed Premises and to give receipts therefor, both on behalf of Owner, and deposit such funds in such banks and such accounts as are named, from time to time, by Owner, in agency accounts for and under the name of Owner.  Managing Agent shall be empowered to sign disbursement checks on these accounts.  Managing Agent may also use pooled bank accounts for the benefit of Owner and other Owners for whom the Managing Agent provides services, provided separate records and accountings of such funds are maintained.

(c)                                  To make contracts for and to supervise any repairs and/or alterations to the Managed Premises, including tenant improvements on reasonable commercial terms.

(d)                                 For Owner’s account and at its expense, to hire, supervise and discharge employees as required for the efficient operation and maintenance of the Managed Premises.

(e)                                  To obtain, at Owner’s expense, appropriate insurance for the Managed Premises protecting Owner and Managing Agent while acting on behalf of Owner against all normally insurable risks relating to the Managed Premises and complying with the requirements of Owner’s mortgagee, if any, and to cause the same to be provided and maintained by all tenants with respect to the Managed Premises to the extent required by the terms of such tenants’ leases.  Notwithstanding the foregoing, Owner may determine to purchase insurance directly for their own account.

(f)                                   To promptly notify the applicable Owner’s insurance carriers, as required by the applicable policies, of any casualty or injury to person or property at the Managed Premises, and complete customary reports in connection therewith.

(g)                                  To procure all supplies, other materials and services as may be necessary for the proper operation of the Managed Premises, at Owner’ expense.

(h)                                 To pay promptly from rental receipts, other income derived from the Managed Premises, or other monies made available by Owner for such purpose, all costs incurred in the operation of the Managed Premises which are expenses of Owner hereunder, including wages or other payments for services rendered, invoices for supplies or other items furnished in relation to the Managed Premises, and pay over forthwith the balance of such rental receipts, income and monies to Owner or as Owner shall from time to time direct.  In the event that the sum of the expenses to operate and the compensation due Managing Agent exceeds gross receipts in any month and no excess funds from prior months are available for payment of such excess, Owner shall pay promptly the amount of the deficiency thereof to Managing Agent upon receipt of statements therefor.

(i)                                     To keep Owner apprised of any material developments in the operation of the Managed Premises.

(j)                                    To establish reasonable rules and regulations for tenants of the Managed Premises.

(k)                                 On behalf of and in the name of Owner, to institute or defend, as the case may be, any and all legal actions or proceedings relating to the operation of the Managed Premises.

(l)                                     To maintain the books and records of Owner reflecting the management and operation of the Managed Premises, making available for reasonable inspection and examination by Owner or their representatives all books, records and other financial data relating to the Managed Premises at the place where the same are maintained.

(m)                             To prepare and deliver seasonably to tenants of the Managed Premises such statements of expenses or other information as shall be required on the landlord’s part to be delivered to such tenants for computation of rent, additional rent, or any other reason.

(n)                                 To aid, assist and cooperate with Owner in matters relating to taxes and assessments and insurance loss adjustments, notify Owner of any tax increase or special assessments relating to the Managed Premises and to enter into contracts for tax abatements services.

(o)                                 To provide such emergency services as may be required for the efficient management and operation of the Managed Premises on a twenty-four (24)-hour basis.

(p)                                 To enter into contracts on commercially reasonable terms for utilities (including, without limitation, water, fuel, electricity and telephone) and for building services (including, without limitation, cleaning of windows, common areas and tenant space, ash, rubbish and garbage hauling, snow plowing, landscaping, carpet cleaning and vermin extermination), and for other services as are appropriate to the Managed Premises.

(q)                                 To seek market terms for all items purchased or services contracted by it under this Agreement.

(r)                                    To take such action generally consistent with the provisions of this Agreement as Owner might with respect to the Managed Premises if personally present.

4.                                      Authority.  Owner gives to Managing Agent the authority and powers to perform the foregoing duties on behalf of Owner and authorize Managing Agent to incur such reasonable expenses, as contemplated in Sections 2, 3 and 5 on behalf of Owner as are necessary in the performance of those duties.

5.                                      Special Authority of Managing Agent.  In addition to, and not in limitation of, the duties and authority of Managing Agent contained herein, Managing Agent shall perform the following duties:

(a)                                 Terminate tenancies and sign and serve in the name of Owner such notices therefor as may be required for the proper management of the Managed Premises.

(b)                                 At Owner’s expense, institute and prosecute actions to evict tenants and recover possession of rental space, and recover rents and other sums due; and when expedient, settle, compromise and release such actions or suits or reinstate such tenancies.

6.                                      Compensation.

(a)                                 In consideration of the services to be rendered by Managing Agent hereunder, Owner agrees to pay and Managing Agent agrees to accept as its compensation (i) a management fee (the “Fee”) equal to 12.5% of the gross collected rents actually received by Owner from the Managed Premises, such gross rents to include all fixed rents, percentage rents, additional rents, operating expense and tax escalations, and any other charges paid to Owner in connection with occupancy of the Managed Premises, but excluding any amounts collected from tenants to reimburse Owner for the cost of capital improvements or for expenses incurred in curing any tenant default or in enforcing any remedy against any tenant; and (ii) a construction supervision fee, the (Construction Supervision Fee) in connection with all interior and exterior construction renovation or repair activities at the Managed Premises, including, without limitation, all tenant and capital improvements in, on or about the Managed Premises, undertaken during the term of this Agreement, other than ordinary maintenance and repair, equal to five percent (5%) of the cost of such construction which shall include the costs of all related professional services and the cost of general conditions.

(b)                                 Unless otherwise agreed, the Fee shall be due and payable monthly, in arrears based on a reasonable annual estimate or budget with an annual reconciliation within thirty (30) days after the end of each calendar year.  The Construction Supervision Fee shall be due and payable periodically, as agreed by Managing Agent and Owner, based on actual costs incurred to date.

(c)                                  Notwithstanding anything herein to the contrary, Owner shall reimburse Managing Agent for reasonable travel expenses incurred when traveling to and from the Managed Premises while performing its duties in accordance with this Agreement; provided, however, that reasonable travel expenses shall not include expenses incurred for travel to and from the Managed Premises by personnel assigned to work exclusively at the Managed Premises.

(d)                                 Managing Agent shall be entitled to no other additional compensation, whether in the form of commission, bonus or the like for its services under this Agreement.  Except as otherwise specifically provided herein with respect to payment by Owner of legal fees, accounting fees, salaries, wages, fees and charges of parties hired by Managing Agent on behalf of Owner to perform operating and maintenance functions in the Managed Premises, and the like, if Managing Agent hires third parties to perform services required to be performed hereunder by Managing Agent without additional charge to Owner, Managing Agent shall (except to the extent the same are reasonably attributable to an emergency at the Managed Premises) be responsible for the charges of such third parties.

7.                                      Term of Agreement. This Agreement shall continue in force and effect until January 31, 2023, and, on December 31 of each year after the effective date of this Agreement (each, an “Extension Date”), the term of this Agreement shall be automatically extended an additional year so that the term of this Agreement thereafter ends on the twentieth anniversary of such Extension Date.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement, or any extension thereof, may be terminated prior to the expiration of the term:

(a)                                 by the Company (on behalf of itself and Owner), (i) upon sixty (60) days prior written notice to Managing Agent (such termination, a “Termination for Convenience”), (ii) for Cause, immediately upon written notice to Managing Agent (such termination, a “Termination for Cause”), (iii) for a Performance Reason, upon written notice to Managing Agent given within sixty (60) days after the end of the calendar year giving rise to such Performance Reason (such termination, a “Termination for Performance”), or (iv) by written notice at any time during the twelve (12) month period immediately following the date a Managing Agent Change of Control occurred; or

(b)                                 by Managing Agent, for Good Reason, upon sixty (60) days prior written notice to the Company (or ninety (90) days if the Company takes steps to cure any relevant default within thirty (30) days of written notice to the Company).

Any notice of termination shall include the reason for such termination.

In the event of a Termination for Convenience by the Company or a termination by Managing Agent pursuant to Section 7(b), the Company shall pay Managing Agent an amount in cash (the “Full Termination Fee”) equal to the sum of the present values of monthly future fees payable for the remaining term.

In the event of a Termination for Performance, the Company shall pay Managing Agent an amount in cash (the “Performance Termination Fee”) equal to the sum of the present values of Monthly Future Fees payable for the first one hundred twenty (120) months of the Remaining Term.

No Full Termination Fee or Performance Termination Fee shall be payable in the event of termination by the Company pursuant to Section 7(a)(ii) (Termination For Cause) or Section 7(a)(iv) (following a Managing Agent Change of Control).

The provisions of this Section 7 shall not apply as a limitation on the amount which may be paid by agreement of the Company and Managing Agent in connection with a transaction pursuant to which any assets or going business values of Managing Agent are acquired by the Company in association with termination of this Agreement and the Full Termination Fee or the Performance Termination Fee, as applicable, is in addition to any amounts otherwise payable to Managing Agent under this Agreement as compensation for services and for expenses of or reimbursement due to Managing Agent through the date of termination.

8.                                      Termination.  Upon termination of this Agreement with respect to any of the Managed Premises for any reason whatsoever, Managing Agent shall as soon as practicable turn over to Owner all books, papers, funds, records, keys and other items relating to the management and operation of such Managed Premises, including, without limitation, all leases in the possession of Managing Agent and shall render to Owner a final accounting with respect thereto through the date of termination.  Owner shall be obligated to pay all compensation for services rendered by Managing Agent hereunder prior and up to the effective time of such termination, including, without limitation, any Fees and Construction Supervision Fees, and shall pay and reimburse to Managing Agent all expenses and costs incurred by Managing Agent prior and up to the effective time of such termination which are otherwise payable or reimbursable to Managing Agent pursuant to the terms of this Agreement (collectively, “Accrued Fees”).  The amount of such fees paid as compensation pursuant to the foregoing sentence shall be subject to adjustment in accordance with the annual reconciliation contemplated by Section 6(b) and consistent with past practices in performing such reconciliation.

A computation of all Accrued Fees and of the Termination Fee, if any, due upon termination shall be delivered by Managing Agent to the Company within thirty (30) days following the effective date of termination. The Accrued Fees and, to the extent applicable, the Full Termination Fee or Performance Termination Fee, due upon termination shall be payable within ten (10) business days following the delivery to the Company of such computation.

In addition to other actions on termination of this Agreement, for up to one hundred twenty (120) days following the date of notice of a termination of this Agreement, Managing Agent shall cooperate with the Company and the Owner and use commercially reasonable efforts to facilitate the orderly transfer of management of the Managed Premises.  In connection therewith Managing Agent shall assign to the Company, to one or more Owners, or to their designee(s), as directed by the Company, and the Company, such Owner(s) or their designee(s) shall assume, all contracts entered into by Managing Agent pursuant to this Agreement, but excluding all insurance contracts, and multi-property contracts not limited in scope to the Managed Premises and all contracts with affiliates of Managing Agent.  Managing Agent shall also transfer to the Company all proprietary information with respect to the Company and/or the Owner.  Additionally, the Company, one or more Owners, or their designee(s) shall have the right to offer employment to any employee of Managing Agent whom Managing Agent proposes to terminate in connection with a Covered Termination and Managing Agent shall cooperate with the Company, such Owner, or their designee(s) in connection therewith.

9.                                      Assignment of Rights and Obligations.

(a)                                 Without Owner’s prior written consent, Managing Agent shall not sell, transfer, assign or otherwise dispose of or mortgage, hypothecate or otherwise encumber or permit or suffer any encumbrance of all or any part of its rights and obligations hereunder, and any transfer, encumbrance or other disposition of an interest herein made or attempted in violation of this paragraph shall be void and ineffective, and shall not be binding upon Owner. Notwithstanding the foregoing, Managing Agent may assign its rights and delegate its obligations under this Agreement to any subsidiary of parent so long as such subsidiary is then and remains controlled by parent.

(b)                                 Owner, without Managing Agent’s consent, may not assign their respective rights or delegate their respective obligations hereunder.

(c)                                  Any assignment permitted hereunder shall not release the assignor hereunder.

10.                               Indemnification and Insurance.

(a)                                 Owner agrees to defend, indemnify and hold harmless Managing Agent from and against all costs, claims, expenses and liabilities (including reasonable attorneys’ fees) arising out of Managing Agent’s performance of its duties in accordance with this Agreement including, without limitation, injury or damage to persons or property occurring in, on or about the Managed Premises and violations or alleged violations of any law, ordinance, regulation or order of any governmental authority regarding the Managed Premises except any injury, damage or violation resulting from Managing Agent’s fraud, gross negligence or willful misconduct in the performance of its duties hereunder.

(b)                                 Owner and Managing Agent shall maintain such commercially reasonable insurance as shall from time to time be mutually agreed by Owner and Managing Agent.

11.                               Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by facsimile transmission, on the next business day if transmitted by a nationally recognized overnight courier or on the third (3rd) business day following mailing by first class mail, postage prepaid, in each case as follows (or at such other United States address or facsimile number for a party as shall be specified by like notice):

If to the Company or the Owner:

JLA HOLDINGS PTE. LTD.
Building 7

No. 1220 Jiangning Road
Shanghai 200060, PRC
Attn:  Jonathan Lim

If to Managing Agent:

Majulah Investment, Inc.
276 5th Avenue, Suite 704

New York, New York, 10001

Attn: Ding Jie Lin

12.                               Limitation of Liability.  No trustee, officer, shareholder, employee or agent of such Owner shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, such Owner.  All persons and entities dealing with such Owner, in any way, shall look only to the respective assets of such Owner for the payment of any sum or the performance of any obligation of such Owner.  In any event, all liability of such Owner hereunder is limited to the interest of such Owner in the Managed Premises and, in the case of Managing Agent, to its interest hereunder.

13.                               Disposition of Property.  This Agreement shall automatically terminate with respect to the foregoing property disposed of by Owner in the ordinary course of business, effective upon such disposition.

14.                               Modification of Agreement.  This Agreement may not be modified, altered or amended in any manner except by an amendment in writing, duly executed by the parties hereto.

15.                               Independent Contractor.  This Agreement is not one of general agency by Managing Agent for Owner, but Managing Agent is being engaged as an independent contractor.  Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common or other similar relationship between Owner and Managing Agent for any purposes whatsoever.

16.                               Governing Law.  The provisions of this Agreement and any Dispute (as defined below), whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

17.                               Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, any successors or permitted assigns of the parties hereto as provided herein.

18.                               No Third Party Beneficiary.  Except as otherwise provided in Section 21(i), no person or entity other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

19.                               Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

20.                               Survival.  Except for Sections 1 through 5 and Section 13, all other provisions of this Agreement shall survive the termination hereof.  Any termination of this Agreement shall be without prejudice to the rights of the parties hereto accrued prior to the termination or upon termination.

21.                               Consent to Jurisdiction and Forum.  The exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Delaware.  By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 11 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.

22.                               Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any pre-existing agreements with respect to such subject matter.  This Agreement constitutes an integral part of, and a condition to, the transactions contemplated by the Transaction Agreement entered into as of the date hereof by and among the Company and Managing Agent.

[Signature Page To Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Property Management Agreement as a sealed instrument as of the date above first written.

MANAGING AGENT:

MAJULAH INVESTMENT, INC.

By:	/s/ Ding Jie Lin
	Name:	Ding Jie Lin
	Title:	Chief Executive Officer

OWNER:

JLA HOLDINGS PTE LTD

By:	/s/ Jonathan Lim
	Name:	Jonathan Lim
	Title:	President

[Signature Page to the Property Management Agreement]